Exhibit 10.21

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

AUTOGENOMICS, INC.

8 1/2% SUBORDINATED NOTE

201211-001	Vista, California
$312,671.23	November , 2012

FOR VALUE RECEIVED, AutoGenomics, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Argus Reinsurance, Ltd or registered assigns (“Holder”), the principal amount of $312,671.23, together with interest thereon at the rate of Eight and One-Half percent (8 1/2%) per annum based on a 365-day year and the number of days elapsed, on or before November     , 2015 (the “Maturity Date”), subject to the terms and conditions set forth below. This 8 1/2% Subordinated Note (this “Subordinated Note”) has been issued in exchange for an outstanding subordinated note of the Company (an “Old Note”) pursuant to the Exchange Offer (the “Exchange Offer”) described in the letter to holders (the “Exchange Offer Letter”) dated October 9, 2012 and related Exchange Offer documents and supplements and amendments thereto, including the Exchange Offer documents originally delivered with the letter dated August 29, 2012 (the “Exchange Offer Commencement Date”).

This Subordinated Note is one of the Definitive Documents, as defined in the Exchange Offer Letter. This Subordinated Note is one of a series of 8 1/2% Subordinated Notes due 2015 issued in the Exchange Offer (collectively referred to in the Exchange Offer Letter as the “New Notes,” and collectively referred to herein as the “Subordinated Notes”), all of like tenor, except as to the identifying number, principal amount, and holder thereof, and, in the case of any Subordinated Note issued after the Original Issue Date, the issue date.

1. Defined Terms.

“Affiliate” means, with regard to any Person, (i) any Person, directly or indirectly, controlled by, under common control with, or controlling such Person, (ii) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent (5.0%) or more of the equity or voting securities, (iii) any Person that holds, of record or beneficially, five percent (5.0%) or more of the equity or voting securities of such Person, (iv) any Person that, through contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs, (v) any director, officer, partner or individual holding a similar position in respect of such Person, or (vi) as to any natural Person, any Person related by blood, marriage or adoption and any Person owned by such Persons.

“Appropriate Reserves” means reserves for operating expenses and scheduled or required payments on Indebtedness (including payments for past-due rent constituting Existing Senior Indebtedness) for the immediately following fiscal quarter determined in good faith by the Company based on the applicable annual budget for the Company (commencing with the annual budget for 2013) and in any event not to exceed, without the consent of the holders of at least a majority in principal amount of the Subordinated Notes, the annual budget for such items by more than ten percent in the aggregate in any fiscal quarter or more than twenty percent in the aggregate in any fiscal year.

“Business Day” means any day other than a Saturday, Sunday or federal holiday.

“Collateral” means (i) the Company’s accounts receivable, including proceeds thereof, and (ii) any other assets of the Company or any Subsidiary with respect to which the Company or any Subsidiary at any time grants a Lien to secure any Secured Indebtedness.

“Company Party” means Company and any Subsidiary of Company.

“Distributable Cash” means, as at the end of any fiscal quarter of the Company, available cash of the Company and its Subsidiaries after (i) payment or accrual of operating expenses (including tax liabilities) and all scheduled or required payments on Senior Indebtedness (including payments of past-due rent included in Existing Senior Indebtedness) for that fiscal quarter just ending and (ii) establishing Appropriate Reserves for the immediately following fiscal quarter.

“Existing Indebtedness” means the Existing Senior Indebtedness, the Old Notes, the Subordinated Notes, and other obligations of the Company incurred prior to the Exchange Offer Commencement Date and outstanding on the Original Issue Date.

“Existing Senior Indebtedness” means, collectively, (i) the Tregale Senior Debt, of which $2,298,259 is outstanding as of the Original Issue Date and (ii) past-due rent in an amount equal to $997,668 on the Original Issue Date payable to PCCP DJ ORTHO, LLC, a Delaware limited liability company (“Landlord”) under the Standard Industrial/Commercial Single-Tenant Lease —Net dated February 12, 2009, by and between the Company and Landlord, as amended from time to time.

“Indebtedness” means:

(i) all indebtedness of the Company or any Subsidiary for monies borrowed from banks, trust companies, insurance companies and other financial institutions, including commercial paper, letters of credit and accounts receivable sold or assigned by the Company or any Subsidiary to such institutions;

(ii) all indebtedness of the Company or any Subsidiary for monies borrowed by the Company or any Subsidiary from other persons or entities (excluding accrued expenses, trade payables, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, hedging obligations and surety bonds in the ordinary course of business);

(iii) any due or past-due obligations of the Company as lessee under leases of real or personal property;

(iv) indebtedness or obligations of others of the kinds described above assumed or guaranteed in any manner by the Company or any Subsidiary;

(v) deferrals, renewals, extensions and refundings of any such indebtedness or obligations described above;

(vi) any balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired by, or such services are completed for, the Company or any Subsidiary; and

(vii) any other indebtedness of the Company or any Subsidiary which the Company and the holders of more than 50% of the unpaid principal amount of the Subordinated Notes then outstanding may hereafter from time to time expressly and specifically agree in writing shall constitute Indebtedness;

if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the Company or any Subsidiary prepared in accordance with generally accepted accounting principles, whether or not contingent. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the Company or any Subsidiary (whether or not such Indebtedness is assumed by the Company or any Subsidiary).

“Intercreditor Agreement” means any Intercreditor Agreement among the Subordinated Notes Representative and holders of the Company’s Secured Indebtedness, and acknowledged by the Company, as amended, modified, supplemented or amended and restated from time to time.

“Lien” means with respect to any assets, any mortgage, lien, pledge, charge, security interest or other similar encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, and any filing of or agreement to give, any security interest).

“Note Documents” means the Subordinated Notes, the Second Lien Security Agreement, any other collateral agreement to which the Company and the Subordinated Notes Representative are a party with respect to the Subordinated Notes, and any Intercreditor Agreement.

“Old Notes” means any subordinated promissory notes of the Company outstanding as of the Exchange Offer Commencement Date that are not exchanged in the Exchange Offer and remain outstanding thereafter.

“Original Issue Date” means November     , 2012.

“Pari Passu Subordinated Notes” means the Subordinated Notes and all other Indebtedness of the Company represented by subordinated promissory notes ranking pari passu with and equal in right of payment to the Subordinated Notes (including any Old Notes).

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, governmental authority, body or agency, or natural person.

“Requisite Holders” means the Holders of at least a majority in outstanding principal amount of the Subordinated Notes.

“Second Lien Security Agreement” means the Second Lien Security Agreement dated as of the Original Issue Date, by and between the Company and the Subordinated Notes Representative, as amended, modified, supplemented or amended and restated from time to time.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any asset or property of the Company or any Subsidiary (other than Indebtedness with respect to (i) any capitalized lease or (ii) the deferred and unpaid purchase price of any asset).

“Senior Indebtedness” means any (i) any Existing Senior Indebtedness, (ii) Indebtedness of the Company designated by the Company as ranking senior to the Subordinated Notes and (iii) any other indebtedness of the Company which the Company and the holders of more than 50% of the unpaid principal amount of the Subordinated Notes then outstanding may hereafter from time to time expressly and specifically agree in writing shall constitute Senior Indebtedness. The Company agrees to provide to the Holder, if requested, the names of the holders of all Senior Indebtedness in writing, and to provide the Holder, if requested, with copies of all agreements related to any such Senior Indebtedness. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (x) any other Indebtedness of the Company designated as subordinated indebtedness (including any Pari Passu Subordinated Notes), or (y) any Indebtedness of the Company or any Subsidiary owed to any Affiliate of the Company or any Subsidiary.

“Subordinated Notes Representative” means initially, Citibank, N.A., acting through its Citibank Agency & Trust division, as collateral agent for the holders of the Subordinated Notes, and any successor or sub-agent appointed as set forth on Annex 1 hereto.

“Subsidiary” means, with respect to any specified Person, any other Person, other than a natural Person, (i) of which more than 50.0% of the voting stock or other equity interests (in the case of other Persons that are not corporations) is owned or controlled, directly or indirectly, by such specified Person or one or more Affiliates of such specified Person or (ii) the management of which is controlled, directly or indirectly, by contract or otherwise, by such specified Person or one or more Affiliates of such specified Person. Unless otherwise specified herein or the context otherwise requires, “Subsidiary” shall mean a Subsidiary of the Company.

“Tregale” means Tregale Group Ltd., together with its successors and assigns.

“Tregale Senior Debt” means all Indebtedness of the Company arising under the Unsecured Senior Promissory Note dated August 8, 2011 as in effect on the Original Issue Date, made by the Company in favor of Tregale.

2. Subordination.

(a) Subordination to Senior Indebtedness. The Indebtedness evidenced by this Subordinated Note, and the payment of the principal hereof and interest hereon, (i) is wholly subordinated, junior and subject in right of payment, to the extent and in the manner provided herein and in any Intercreditor Agreement, to the prior payment of all Senior Indebtedness permitted under this Subordinated Note and (ii) ranks pari passu in right of payment to all other Pari Passu Subordinated Notes. The second Liens to be granted by the Company to the holders of the Subordinated Notes pursuant to the Second Lien Security Agreement will be subordinated to the first Liens securing the Secured Indebtedness to the extent and in the manner provided in the Intercreditor Agreement.

(b) Rights of Holders Unimpaired. The provisions of this Section 2 are, and are intended solely, for the purposes of defining the relative rights of the holders of the Subordinated Notes and the holders of Senior Indebtedness and nothing in this Section 2 shall impair, as between the Company and any holders of the Subordinated Notes, the obligation of the Company, which is unconditional and absolute, to pay to the holders of the Subordinated Notes the principal thereof and interest thereon, in accordance with the terms of the Subordinated Notes, nor shall anything herein prevent any holders of the Subordinated Notes from exercising all remedies otherwise permitted by applicable law or hereunder upon default, subject to the rights set forth above of holders of Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Notes, and subject to the provisions of Section 7(b) hereof and of any Intercreditor Agreement with respect to rights against Collateral.

3. Repayment of the Subordinated Notes.

(a) Repayment at the Maturity Date. On the Maturity Date, the Company shall repay all, but not less than all, of the then outstanding principal amount of the Subordinated Notes, and all accrued and unpaid interest thereon, by mailing a corporate check in such amount payable to the Holder at the Holder’s address of record as contained herein, or on file with the Company pursuant to notice given as provided herein, no later than ten (10) business days after the Maturity Date or, at the request of the Holder, by wire transfer of immediately available funds designated in writing by the Holder.

(b) Repayment from Distributable Cash. Within 30 days after the end of each fiscal quarter of the Company, commencing with the quarter ending March 31, 2013, the Company shall make a calculation of Distributable Cash for such fiscal quarter, which calculation shall be promptly mailed or sent by email to each holder. No later than five Business Days after the amount of Distributable Cash has been determined, the Company shall distribute to each holder of Subordinated Notes such holder’s pro rata share of 80% of Distributable Cash in respect of such fiscal quarter by mailing a corporate check in such amount payable to each holder at the holder’s address of record (or sent by wire transfer to those holders who provide wire transfer instructions at least one week before the scheduled payment date).

(c) Repayment from Proceeds of IPO. Upon consummation of an initial public offering of the common stock of the Company, the Company shall use 50% of the net cash proceeds (net of actual transaction expenses, other than taxes) received by the Company to repay Existing Indebtedness in the order of priority set forth in Section 4(a)(1).

(d) Optional Redemption Prior to the Maturity Date. The Company may redeem this Subordinated Note in whole or in part, at any time or from time to time, without penalty, at a redemption price equal to 100% of the principal amount of this Subordinated Note, together with all accrued and unpaid interest thereon through the redemption date, provided that such redemption is on a pro rata basis with all other Subordinated Notes then outstanding (determined based on the aggregate principal amount of all Subordinated Notes then outstanding as of such redemption date).

(e) Cancellation of Subordinated Note. Immediately upon repayment in full of this Subordinated Note, including all principal, accrued interest, redemption price, as applicable, and any amounts owed pursuant to Section 10(e) hereof, this Subordinated Note shall no longer be deemed to be outstanding and all rights with respect to this Subordinated Note shall immediately cease and terminate as of the date of such repayment.

4. Covenants of the Company.

(a) Incurrence of Additional Indebtedness. The Company shall not, and shall not permit any Subsidiary to, incur any Indebtedness after the Original Issue Date that is not expressly subordinated in right of payment to the Subordinated Notes without the prior written consent of holders representing 75% of the aggregate principal amount of all then outstanding Subordinated Notes; provided, however, that without the consent of any of the holders of the Subordinated Notes, the Company may incur Indebtedness as follows:

(1) any Indebtedness; provided that at least 50% of the proceeds (net of actual transaction expenses (excluding any amount for taxes)) of any such Indebtedness are used to repay and retire Existing Indebtedness in the following order of priority: first, any Existing Senior Indebtedness then outstanding until all Existing Senior Indebtedness has been paid in full; second, any Subordinated Notes and Old Notes then outstanding (on a pro rata basis based upon the principal amount of Subordinated Notes and Old Notes then outstanding) until all of the Subordinated Notes and Old Notes have been paid in full; and third, any other obligations of the Company incurred by the Company prior to the Exchange Offer Commencement Date and outstanding on the Original Issue Date;

(2) any Existing Senior Indebtedness may be refinanced, and any Indebtedness existing on the Original Issue Date that has already been refinanced under Section 4(a)(1) may be subsequently refinanced, in each case, so long as the principal amount thereof is not increased (except such refinanced Indebtedness may be increased by an amount equal to the actual transaction expenses of such refinancing (excluding any amount for taxes)); and

(3) Indebtedness in an outstanding amount not to exceed in the aggregate $100,000 consisting exclusively of (i) capitalized lease obligations and (ii) the deferred and unpaid purchase price of any asset).

For avoidance of doubt, the Company may incur Indebtedness that is permitted in part under clause (1) and subject to the criteria of clause (1), to refinance Indebtedness existing on the Original Issue Date, and in part under clause (2) and subject to the criteria of clause (2), to refinance previously refinanced Indebtedness.

(b) Reports. Until the Company becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, at the request of the Holder, the Company agrees to furnish to the Holder the following financial statements and other information:

(1) as soon as available, copies of the unaudited consolidated balance sheets of the Company and its subsidiaries as of the end of the first three quarterly accounting periods during the fiscal year of the Company in which the Holder makes such request, and of the related consolidated statements of income and retained earnings and cash flows for such accounting periods;

(2) as soon as available after the end of each fiscal year of the Company, copies of the audited consolidated balance sheets of the Company and its subsidiaries as of the end of such fiscal year, and of the related audited consolidated statements of income and retained earnings and cash flows for such fiscal year accompanied by a report thereon from independent certified public accountants selected by the Company; provided that the Company shall not be required to deliver audited financial statements if not otherwise required in connection with its financing agreements.

(c) Subordinated Second Lien. The Company shall take such actions as shall be necessary to grant and maintain for the benefit of the holders of the Subordinated Notes, a subordinated, perfected Lien on all Collateral, which Lien is second in priority solely to any Senior Indebtedness that is Secured Indebtedness and to any Liens that have priority solely by operation of law.

(d) Distributions. No distributions (other than dividends paid solely in shares of capital stock of the Company) will be made on account of the Company’s capital stock until the Subordinated Notes are paid in full.

(e) Employee Compensation. No increase to any current C-level salary for employees of the Company shall increase any such salary (i) by a percentage that is more than the percentage increase in year-to-date revenues on the date of the increase over the prior year’s revenues for the same period, or (ii) to exceed its 2008 level.

(f) Terms No More Favorable. If any of the other subordinated indebtedness issued by the Company after the Original Issue Date (including any Pari Passu Subordinated Notes) contain terms more favorable to the holder of such subordinated indebtedness than those contained in this Subordinated Note (such subordinated indebtedness, the “More Favorable Terms Note”), the Company shall promptly (but not less than 5 days after the issuance of such More Favorable Terms Note) offer to exchange for this Subordinated Note a new Subordinated Note which shall have the same terms as this Subordinated Note plus the more favorable terms of the More Favorable Terms Note.

5. Requirements for Transfer. This Subordinated Note shall not be sold or transferred unless either (i) this Subordinated Note shall have been registered or qualified under the Securities Act of 1933, as amended (the “Act”), and all applicable state securities laws with respect thereto or (ii) the Company first shall have been furnished with an opinion of legal counsel, reasonably satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration or qualification requirements of the Act and all applicable state securities laws with respect thereto.

6. Payment of Principal. All payments due and payable from the Company to Holder under this Subordinated Note shall be made in lawful currency of the United States of America. In no event shall any prepayment of principal be made with respect to any other subordinated indebtedness of the Company (including any Pari Passu Subordinated Note) unless and until the Company shall have concurrently prepaid a like proportionate amount of the principal of this Subordinated Note. All repayments and prepayments under this Subordinated Note shall be applied first to accrued and unpaid interest and then to the outstanding principal balance hereof.

7. Default and Remedies.

(a) Default. Upon the occurrence of an Event of Default (as defined below), the entire unpaid portion of the principal amount of this Subordinated Note, and all accrued and unpaid interest due Holder hereunder, shall automatically become due and payable. As used in this Subordinated Note, “Event of Default” shall mean: (i) a receiver, trustee, custodian or similar officer is appointed for the Company, or for any substantial part of its property and such appointment or proceedings remain unstayed or undismissed for a period of 90 days, (ii) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction is instituted (by petition, application or otherwise) against the Company and such appointment or proceedings remain unstayed or undismissed for a period of 90 days, (iii) the Company admits in writing its inability to pay its debts when due, (iv) the Company makes an assignment for the benefit of creditors, (v) the Company applies for or consents to the appointment of any receiver, trustee, custodian or similar officer for the Company or for any substantial part of its property, (vi) the Company institutes (by petition, application or otherwise) or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction against the Company, (vii) any Indebtedness of the Company in excess of $1,000,000 is accelerated prior to its scheduled maturity date, (viii) the Company fails to make any principal or interest payment under this Subordinated Note when due and, other than at scheduled maturity, such breach remains uncured for 10 days following written notice from any holder of Subordinated Notes, and (ix) the Company breaches any of its other obligations hereunder or as set forth in the Agreement and such breach remains uncured for thirty days following written notice from any holder of Subordinated Notes.

(b) Remedies. Notwithstanding any other provision of this Subordinated Note or any other Note Documents, the Holder shall not exercise any rights or remedies of a secured creditor with respect to any Collateral unless (i) a payment default has occurred and has continued for more than 30 days after receipt by the Company of written notice thereof and (ii) such exercise is permitted by the terms of any applicable Intercreditor Agreement.

8. Replacement. Whenever this Subordinated Note shall be surrendered at the principal executive office of the Company for transfer or exchange, accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the Holder hereof or his, her or its attorney duly authorized in writing, the Company shall execute and deliver in exchange therefor a new Note or Notes, as may be requested by the Holder, in the same aggregate unpaid principal amount and payable on the same date as the principal amount of the Note or Notes so surrendered; each such new Note shall be in such principal amount and registered in such name or names as the Holder may designate in writing. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Subordinated Note and of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Subordinated Note (in case of mutilation) the Company will make and deliver in lieu of this Subordinated Note a new Subordinated Note of like tenor and unpaid principal amount.

9. The Subordinated Notes Representative. By his, her or its acceptance of this Subordinated Note, the Holder, by acceptance of his, her or its Subordinated Note, agrees to the appointment of the Subordinated Notes Representative, on the terms and conditions set forth on Annex 1 hereto. By its signature below, the Company agrees to the appointment of the Subordinated Notes Representative, on the terms and conditions set forth on Annex 1 hereto.

10. General.

(a) Successors and Assigns. This Subordinated Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the Holder of this Subordinated Note, and their respective heirs, successors and assigns.

(b) Notices. All notices, requests, consents and demands shall be made in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 2980 Scott Street, Vista, CA 92801, Attention: Chief Financial Officer, and to the Holder at the address set forth on the Holder’s letter of transmittal delivered in the Exchange Offer, or at such other address as the Company or the Holder may designate by ten (10) days advance written notice to the other parties hereto.

(c) Governing Law. This Subordinated Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without regard to its principles of choice of law.

(d) Waiver and Amendment. No delay or omission on the part of the Holder in exercising any right under this Subordinated Note shall operate as a waiver of such right or of any other right of such Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Company hereby waives presentment, notice of dishonor, protest and notice of protest with respect to this Subordinated Note.

This Subordinated Note may only be amended or modified by a written agreement signed by the Company and Holder. Annex 1 hereto may only be amended or modified by a written agreement signed by the Subordinated Notes Agent, the Company and Holder.

(e) Costs of Collection. The Company agrees to pay on demand all costs of collection, including reasonable attorney’s fees, incurred by the Holder in enforcing the obligations of the Company under this Subordinated Note.

(f) Confidentiality. By the Holder’s acceptance hereof, the Holder, by acceptance of his, her or its Subordinated Note, agrees to keep confidential and not disclose, divulge or use for any unauthorized purpose any confidential, proprietary or secret information which the Holder may obtain from the Company and which is marked by the Company as confidential (i) pursuant to financial statements, reports and other materials submitted by the Company to the Holder, or (ii) pursuant to visitation or inspection rights (if any) granted to the Holder, in each case, unless such information is known, or until such information becomes known, to the public, or the Holder is required by any governmental agency, court or other regulatory body having jurisdiction over the Holder to disclose such information, but only for the sole purpose of and solely to the extent required by such agency, court or other regulatory body, provided that the Holder, to the extent possible, shall give the Company prior written notice of the proposed disclosure and cooperate fully with the Company to minimize the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

(g) Headings. The headings in this Subordinated Note are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Subordinated Note.

(Signature Page Follows)

IN WITNESS WHEREOF, this Subordinated Note has been executed and delivered on the date first above written by the undersigned authorized representative of the Company.

AUTOGENOMICS, INC.

By:
Fareed Kureshy
President & CEO

Annex 1

: REGARDING THE SUBORDINATED NOTES AGENT.

1.1 Appointment.

(a) Subordinated Notes Representative. The holders of the Subordinated Notes (the “Holders”) desire to designate a Person to act as their collateral agent and representative for and on their behalf, with respect to the Collateral. Accordingly, by execution of the Note Documents, each Holder, by acceptance of his, her or its Subordinated Note, irrevocably appoints and authorizes Citibank, N.A., acting through its Citibank Agency & Trust division, to act as the Subordinated Notes Representative with respect to Collateral matters under the Note Documents, including as secured party for the purpose of perfecting such Holder’s security interest in the Collateral, in each case on the terms and conditions set forth therein and in this Annex 1. The Holders hereby grant to the Subordinated Notes Representative all such powers and authority as are necessary, desirable or appropriate to carry out the functions and duties delegated or assigned to the Subordinated Notes Representative under the Note Documents, including to take all actions as may be necessary, appropriate or desirable in the reasonable judgment of the Subordinated Notes Representative to accomplish any of the foregoing (including the authority to release Collateral from the Liens created under the Note Documents under the circumstances specifically provided herein and therein).

(b) Sub-Agents. The Subordinated Notes Representative may execute and perform its duties (including, without limitation, the enforcement of any rights in the Collateral) under the Note Documents either directly or by or through any other Person designated by the Subordinated Notes Representative in a written notice signed by it and delivered to the Company and each Holder (such other Person being a “Sub-Agent”), provided that, the Subordinated Notes Representative shall remain responsible for the execution and performance of such duties and any execution and performance of such duties by a Sub-Agent shall be deemed to be an action taken by the Subordinated Note Representative.

(c) Benefits. The provisions of this Annex 1 are solely for the benefit of the Subordinated Notes Representative and the Holders, and no Company Party nor other Person shall have any rights as a third party beneficiary of any such provisions. In performing its duties under the Note Documents, the Subordinated Notes Representative shall act solely as an agent and representative of the Holders as provided in this Annex 1 and the Subordinated Notes Representative shall not have, or be deemed to have, by reason of the Note Documents or otherwise, any duty or obligation toward, or relationship of agency or trust with, any the Company Party or any other Person.

1.2 Subordinated Notes Representative’s Duties.

(a) General. The Subordinated Notes Representative shall undertake to perform such functions and duties, and only such functions and duties, as are specifically set forth in the Note Documents, respectively, and no implied covenants or obligations shall be read into any Note Document against the Subordinated Notes Representative. The duties of the Subordinated Notes Representative shall be mechanical and administrative in nature. Except as expressly set forth herein and in the any other Note Document, the Subordinated Notes Representative shall not have any duty to disclose, and the Subordinated Notes Representative shall not be liable for any failure to disclose, any information relating to any the Company Party that is communicated to or obtained by the Subordinated Notes Representative or any of its Affiliates in any other capacity. Neither the Subordinated Notes Representative nor any of its Affiliates, nor any of its or their respective officers, partners, members, employees, attorneys, agents or representatives, shall be liable to any Holder for any action taken or suffered by it or them or omitted to be taken by it or them hereunder or under any other Note Document, or in connection herewith or therewith, except for damages arising from the Subordinated Notes Representative’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. In no event shall the Subordinated Notes Representative be liable or otherwise responsible for any actions taken, or omitted to be taken, or any payments due from, any the Company Party or Affiliate thereof.

(b) Collateral Matters. In addition, except as otherwise expressly provided for in the Note Documents, the Subordinated Notes Representative shall have no obligation whatsoever to any Holder or any other Person to investigate, confirm or assure that the Collateral exists, has any value, or is owned by any Company Party or is cared for, protected or insured or has been encumbered, or whether any particular reserves are appropriate, or that the Liens granted to the Subordinated Notes Representative in or pursuant to the Note Documents have been properly or sufficiently or lawfully created or are entitled to any particular priority, it being understood and agreed that (i) in respect of the Collateral, or any act, omission or event related thereto prior to the occurrence of any Event of Default, the Subordinated Notes Representative may act in any manner deemed appropriate, in its reasonable discretion, (ii) upon the occurrence and during the continuance of an Event of Default, the Subordinated Notes Representative shall act upon notice and instruction of the Requisite Holders and (iii) the Subordinated Notes Representative shall have no duty or liability whatsoever to any Holder, other than liability for its own gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Each Holder, by acceptance of his, her or its Subordinated Note, appoints each other Holder as its agent for the purpose of perfecting the Subordinated Notes Representative’s security interest for the benefit of the Holders in Collateral which, in accordance with Article 9 of the UCC, can be perfected by possession. Should any Holder Party (other than the Subordinated Notes Representative) obtain possession of any such Collateral, such Holder Party shall notify the Subordinated Notes Representative thereof and, promptly upon the Subordinated Notes Representative’s request therefor, shall deliver such Collateral to the Subordinated Notes Representative or in accordance with the Subordinated Notes Representative’s instructions. No provision of this Agreement shall require the Subordinated Notes Representative to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that reimbursement of such funds or adequate indemnity against such risk or liability is not reasonably assured to it unless such risk or liability relates to its ordinary services under this agreement, and the Security Agreement.

(c) The Subordinated Notes Representative shall be entitled to rely upon any order, judgment, certification, demand, instruction, notice, instrument, consent, authorization, receipt, power of attorney, e-mail, .pdf or other writing delivered to it without being required to determine the authenticity or validity thereof, or the correctness of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of the court issuing any judgment or order. The Subordinated Notes Representative may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(d) No Special Damages. In no event shall the Subordinated Notes Representative be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Subordinated Notes Representative has been advised of the likelihood of such loss or damage and regardless of the form of action.

1.3 Requests for Instructions. If the Subordinated Notes Representative shall request instructions from the Requisite Holders with respect to any act or action (including a failure to act) in connection with any Note Document, the Subordinated Notes Representative shall be entitled to refrain from such action or taking such action unless and until it shall have received instructions from the Requisite Holders and it shall not incur any liability to any Person by reason of so refraining. The Subordinated Notes Representative may ask for confirmation from requesting holders that such holders constitute the Requisite Holders. The Subordinated Notes Representative shall be fully justified in failing or refusing to take any action hereunder or under any other Note Document (a) if such action would, in the opinion of the Subordinated Notes Representative, be contrary to law or the terms of any Note Document or (b) if the Subordinated Notes Representative shall not first be indemnified to its reasonable satisfaction against any and all liability and expense which may reasonably be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Holder shall have any right of action whatsoever against the Subordinated Notes Representative as a result of the Subordinated Notes Representative acting or refraining from taking any action hereunder or under any other Note Document in accordance with the instructions of the Requisite Holders.

1.4 Subordinated Notes Representative’s Reliance, Etc. Neither the Subordinated Notes Representative nor any of its Affiliates nor any of its or their respective officers, partners, members, employees, attorneys, agents or representatives shall be liable for any action taken or omitted to be taken by it or them under or in connection with any Note Document, except for damages caused by its or their own gross negligence, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction (and in such event, in addition to any other rights, powers or remedies available to the Holders, the Holders may, upon a vote of the Requisite Holders, remove the Subordinated Notes Representative and appoint a successor Subordinated Notes Representative in accordance with the provisions of this Annex 1). Without limiting the generality of the foregoing, the Subordinated Notes Representative (a) may, in all questions arising hereunder or under any other Note Document, consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or other experts; (b) makes no representation or warranty to any Holder and shall not be responsible to any Holder for any representations, warranties or statements made by any Company Party in or in connection with any Note Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Note Document on the part of any the Company Party or to inspect the Collateral (including the books and records) of any the Company Party, (d) shall not be responsible to any Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Note Document, or any instrument or document furnished pursuant hereto or thereto, with respect to any party other than itself and (e) shall incur no liability under or with respect to any Note Document by acting upon any notice, consent, certificate or other instrument or writing (which may be telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the Person or Persons purported to have signed or sent the same.

1.5 Subordinated Notes Representative and Affiliates. The Subordinated Notes Representative and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any the Company Party or any of their respective Affiliates or any other Persons who may do business with or own securities of any the Company Party or any such Affiliates or Persons, all as if the Subordinated Notes Representative were not the Subordinated Notes Representative and without any duty to account therefor to the Holders. The Subordinated Notes Representative and its Affiliates may accept fees and other consideration from the Company Parties for services in connection with the Note Documents or otherwise without having to account for the same to the Holders.

1.6 Holder Decisions. Each Holder, by acceptance of his, her or its Subordinated Note, acknowledges that it has, independently and without reliance upon the Subordinated Notes Representative or any other Holder and based on such documents and information as it has deemed appropriate, made its own credit and financial analysis of the Company Parties and its own decision to enter into the Note Documents. Each Holder also acknowledges that it will, independently and without reliance upon the Subordinated Notes Representative or any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Note Documents.

1.7 Successor Subordinated Notes Representative. The Subordinated Notes Representative may resign at any time by furnishing not less than thirty (30) days prior written notice thereof to the Holders and the Company Parties. Upon receipt of any such notice of resignation, the Requisite Holders shall have the right to appoint a Person to act as a successor Subordinated Notes Representative. If no successor Subordinated Notes Representative shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the resigning Subordinated Notes Representative’s giving such notice of resignation, the resigning Subordinated Notes Representative may, on behalf of the Holders, appoint a Person to act as a successor Subordinated Notes Representative, which shall be a Holder, if a Holder is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $1,000,000,000. Upon (i) the acceptance by any Person of an appointment as successor Subordinated Notes Representative, (ii) the execution and delivery by such successor Subordinated Notes Representative of a binding agreement to assume the duties and obligations imposed on the Subordinated Notes Representative hereunder and under the Note Documents and (iii) the delivery to such successor Subordinated Notes Representative of the Collateral then held by the resigning Subordinated Notes Representative and any UCC financing statements or other documents as may be necessary or appropriate to assign the Subordinated Notes Representative’s security interest in the Collateral to a third Person, such successor Subordinated Notes Representative shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Subordinated Notes Representative and the resigning Subordinated Notes Representative shall be discharged from its duties and obligations under the Note Documents, except that any indemnity rights or other rights in favor of such resigning Subordinated Notes Representative shall continue in its favor. After the resignation of any resigning Subordinated Notes Representative hereunder, the provisions of this Annex 1 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Subordinated Notes Representative, as the case may be, under the Note Documents. In addition, the Holders may, upon a vote of the Requisite Holders, remove the Subordinated Notes Representative, as the case may be, and appoint a successor Subordinated Notes Representative, as the case may be, pursuant to the procedures set forth above in this Section 1.7.

1.8 Dissemination of Information. The Subordinated Notes Representative shall provide to the Holders any notices of Event of Default or other notices under the Note Documents received by the Subordinated Notes Representative from, or delivered by the Subordinated Notes Representative to, the Company or any Holder, and prior notice of any action to be taken by the Subordinated Notes Representative following any Event of Default. Each Holder acknowledges that the Company is required to provide certain financial and other information to the Holders in accordance with Section 4(b) of the Subordinated Notes and agrees that the Subordinated Notes Representative shall not have a duty to provide any of the same to such Holder.

1.9 Actions in Concert; Remedies Cumulative. Notwithstanding anything to the contrary, each Holder by accepting his, her or its Subordinated Note agrees with each other Holder that no Holder shall take any action to protect or enforce its rights to the Collateral under or arising out of any Note Document other than any Subordinated Note (including exercising any rights of setoff) without first providing notice to the Subordinated Notes Representative and obtaining the prior written consent of the Requisite Holders, it being the intent of the Holders that any such action to protect or enforce such rights shall be taken in concert at the direction or with the consent of the Requisite Holders. Notwithstanding anything herein or in any other Note Document, nothing shall impair the absolute right for a Holder to receive payment of the principal of and interest on such Holder’s Subordinated Note after the when such principal or interest, as the case may be, becomes due and payable. No right or remedy herein conferred upon or reserved to the Subordinated Notes Representative or any of the Holders is intended to be exclusive of any other right or remedy, and every such right or remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder, under any Note Document or now or hereafter existing at law, in equity, or otherwise, and each and every right, power and remedy whether specifically given herein or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the party exercising such right, power or remedy, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.

1.10 Defaults. The Subordinated Notes Representative shall not be deemed to have knowledge or notice of the occurrence of an Event of Default unless the Subordinated Notes Representative shall have received a notice from the Company or any Holder specifying that an Event of Default shall have occurred and is continuing and which states that such written notice is a “notice of default.” The Subordinated Notes Representative shall take such action with respect to the Collateral upon the occurrence and during the continuance of such Event of Default as shall be directed by the Requisite Holders; provided, however, that unless and until the Subordinated Notes Representative shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to the Collateral as it shall deem advisable in the best interest of the Holders, except to the extent that the Note Documents expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of Requisite Holders or all of Holders, as is required in such circumstance.

1.11 No Bonds. The Subordinated Notes Representative shall not be required to post any bond.

Schedule to Exhibit 10.21

The following promissory notes are substantially identical in all material respects to the representative promissory note to which this schedule is attached and which is filed as an exhibit to AutoGenomics, Inc.’s registration statement on Form S-1 (Reg. No. 333-184121) (the “Registration Statement”), except as to the parties thereto and principal amount set forth below. These other promissory notes are not being filed with the Registration Statement, pursuant to Instruction 2 to Item 601 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Number	Holder	Principal Amount ($)
201211-028	Kentor Trust U/A Dtd 09/18/2002	117,451.29
201211-011	God’s Gift	376,410.96
201211-044	Strader Family Trust	93,789.04
201211-027	Kentor Trust U/A Dtd 09/18/2002	32,053.77
201211-034	National Healthcare Services	241,095.89
201211-035	National Healthcare Services	247,561.64
201211-036	National Healthcare Services	501,260.27
201211-046	The Testman Trust	28,087.67
201211-007	Donald E Pogorzelski Trust	100,000.00
201211-041	Scott GRAT No. 5	2,851,945.21
201211-037	Piercey Trust	291,876.71
201211-031	Lilian R Kramer 2009 Trust	291,301.37
201211-021	I Melvin Kramer Special Revocable Trust	291,301.37
201211-010	Elisa Kenna Trust	582,191.78
201211-029	Kim Pegula & Terrence Pegula JT TEN	465,884.93
201211-003	Brian J Carruthers	291,136.99
201211-019	Holder Enterprises LLC	465,819.18
201211-042	Sidney L McDonald	465,753.42
201211-025	Jeff Olson Consultant Retirement Trust	291,136.99
201211-006	David Savula and Beverly Savula JTWROS	291,136.99
201211-043	Stephen Lepley and Laura Jane Lepley, TIC	291,136.99
201211-022	Ivie Family Limited Partnership	291,054.79
201211-026	John David Wine	291,013.70
201211-033	Mary Ann 0Evans	290,890.41
201211-049	Woodford Farm Trust	290,890.41
201211-020	Hubbard Properties, Inc.	639,868.49
201211-005	Carson Retained Annuity Trust	290,726.03
201211-012	Heiligbrodt Family Partnership	626,986.30
201211-002	Belmont Insurance Co, Inc.	125,200.00
201211-004	Bubalo Family Trust	124,641.10
201211-032	Linda Formo Brandes Trust	304,986.30
201211-018	Helen Lovaas Trust FBO Theresa Bell	60,972.60
201211-014	Helen Lovaas Trust FBO Cindy Westwood	60,972.60
201211-017	Helen Lovaas Trust FBO Kathy Redenius	60,972.60
201211-015	Helen Lovaas Trust FBO Daniel Lovaas	60,972.60
201211-016	Helen Lovaas Trust FBO Frank Bartlett	60,972.60
201211-013	Helen Lovaas Trust FBO Christine Fennelly	60,972.60
201211-047	Ulrich Frindt Family Trust	60,939.73
201211-024	Jason & Paula Livingston	121,813.70
201211-038	Randall R Lunn	60,865.75
201211-039	Rue Family Trust	299,232.88
201211-048	Van Fleet Family Trust	60,923.29
201211-023	James Lauro	12,235.62
201211-040	Rukhsana N. Bukhari	11,660.27
201211-045	The Testman Trust	11,008.22

Number	Holder	Principal Amount ($)
201211-030	Laurence M Demers	55,473.97
201211-008	Donald E Pogorzelski Trust	500,000.00
201211-009	Donald E Pogorzelski Trust	400,000.00